Exhibit 99
Hillenbrand Industries Reports First Quarter Revenues
of $483.2 Million and Earnings From Continuing
Operations of $0.84 Per Fully Diluted Share Versus $0.79 in the Prior Year
Hillenbrand Reaffirms Full Year Fiscal 2007 Guidance
BATESVILLE, Ind., February 6 /PRNewswire-FirstCall/ — Hillenbrand Industries, Inc. (NYSE: HB) today announced unaudited financial results for its fiscal first quarter ended December 31, 2006. Results included revenues of $483.2 million, a $5.7 million or 1.2 percent increase from $477.5 million in the prior year comparable period. Consolidated net income from continuing operations was $51.9 million, or $0.84 per fully diluted share, an increase of 6.8 percent and 6.3 percent respectively, compared to consolidated net income from continuing operations in the fiscal 2006 first quarter of $48.6 million or $0.79 per fully diluted share. On an as adjusted basis, fully diluted earnings per share from continuing operations for the first quarter of fiscal 2007 were $0.81 compared to $0.79 per fully diluted share in 2006, an increase of 2.5 percent. Adjustments in the current year relate to antitrust litigation expenses and net realized gains on investments, while adjustments in the prior year relate to these same items along with special charges associated with business restructuring activities.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, and segment sales summaries.
For a more complete review of Hillenbrand’s first quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, which will be filed this week.
First Quarter Financial and Operational Highlights
•	Hill-Rom global Health Care sales increased by $15.5 million or 7.9 percent to $210.8 million. North America Acute Care capital sales increased by $8.8 million, or 6.5 percent, due to improved volume, price and product mix. The remainder of the global sales increase was primarily related to International and Surgical.
•	Hill-Rom global Health Care rental revenues declined $6.3 million or 5.4 percent to $110.2 million as we experienced the expected year over year impact of the rental revenue pressures we encountered throughout fiscal 2006 and have previously disclosed. The company experienced a sequential growth in rental revenues of $11.0 million, or 11.1 percent, over the fourth quarter of fiscal 2006 due in part to favorable exchange impacts of $1.0 million and a fourth-quarter charge of $5.0 million to increase rental receivable reserves.
•	Hill-Rom segment highlights:
•	Hill-Rom North America Acute Care revenues, which include both capital and rental products, were essentially flat with the prior year at $204.2 million with strong capital sales offsetting expected lower rental revenues.

•	Hill-Rom International and Surgical revenues increased 10.7 percent to $71.4 million, due primarily to favorable exchange rates and revenues associated with the previously announced acquisition of Medicraft, Australia’s bed frames leader, which was completed early in the first quarter of 2007.

•	Hill-Rom North America Post Acute Care revenues increased 4.8 percent to $45.4 million, driven by increases in both capital and rental revenues.
•	Batesville Casket sales decreased 2.1 percent to $162.2 million, reflecting the continuing decline in the number of total burials in the U.S. and due, in part, to the relatively low pneumonia and influenza rate.
•	Hill-Rom gross margin improved 0.9 percentage points to 45.3 percent, while Batesville Casket gross margin improved 3.3 percentage points to 42.4 percent due primarily to the impact of previously disclosed strategic initiatives.
•	Batesville Casket completed the acquisition of a small casket distributor in January in line with its expressed strategy.
•	Cash flow from operations of $101.8 million remained strong for the first quarter of fiscal 2007 and was up 87.5 percent from the prior year period, primarily due to improved receivables collection.
•	During the quarter, the Board of Directors continued to evaluate the merits and mechanisms of a potential separation of the Company’s health care and funeral services businesses into two publicly traded companies. Updates on progress and/or conclusions will be disclosed as appropriate.

Management Observations
Peter H. Soderberg, president and CEO of Hillenbrand Industries, Inc., commented, “As we previously acknowledged, 2007 will be a year of significant investment to ‘fix and grow’ our Hill-Rom health care business. We are focusing our investment toward research and development, gross margin improvement, and improving our distribution channels. We previously described our investment priorities to include items such as increasing new product flow, establishing low-cost manufacturing capabilities, and selectively enlarging our sales force. Recently, we have made important progress in executing our plans. The launch of two versions of the Hill-Rom Affinity® 4 Birthing Bed, the introduction of the TotalCare® Bariatric Bed, and the separate launch of a new line of Hill-Rom stretchers mark important milestones in refreshing our product line and accelerating new product flow. In addition, we completed the purchase of a building to house our new manufacturing facility in Monterrey, Mexico and look forward to improving our low cost manufacturing capabilities as we plan to bring the plant on-line by the end of fiscal year 2007.
“While we continue to make these investments, we also experienced continued strength in capital sales and better than expected results in our rental business. Although Batesville Casket experienced a slight sales decline in the quarter, primarily the result of overall declines in U.S. burials, I am particularly pleased with the meaningful expansion of gross margins in both our health care and funeral services businesses during the quarter,” Mr. Soderberg continued.
“We plan to continue significant strategic investment throughout 2007. As a result, we have guided investors to expect declining earnings year over year as we position the company to accelerate growth in the future. We have not changed our view since first disclosing our plans in late October. As such, we are reaffirming our guidance for fiscal year 2007 and look forward to providing further updates throughout the year,” he concluded.
Financial Guidance Summary For 2007
The Company reaffirmed adjusted financial guidance for fiscal year 2007 as first provided in October 2006. Consolidated revenue guidance for fiscal year 2007 will range from $2.04 — $2.11 billion, with adjusted earnings per share from continuing operations on a diluted basis before antitrust litigation expense and incurred net realized gains on investments of $3.02 — $3.32. Antitrust-related litigation expenses are still projected to be approximately $22 million or $0.22 per share for the year. The Company does not project the amount of any future net realized investment gains or losses or other special charges. Considering net realized investment gains incurred to-date, the company increased the expected GAAP earnings per share from continuing operations on a diluted basis range to $2.85 — $3.15 from $2.80 — $3.10.
All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. Hillenbrand Industries, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period — which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company’s reported operations for a period. Often, prospective quantification of them is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:00 a.m. ET, 7:00 a.m. CT, on Tuesday, February 6, 2007. During the event, management will discuss the results for the fiscal first quarter ended December 31, 2006, along with expectations for the remainder of fiscal 2007. The webcast is available at http://www.shareholder.com/hb/medialist.cfm or http://www.hillenbrand.com. Interested parties may access audio of the conference call live by dialing 800-817-4887 (International callers 913-981-4913), confirmation code 3492610. The call will be available for replay through February 11, 2007 at 888-203-1112 (International 719-457-0820), confirmation code 3492610. If you are unable to listen to the live webcast or the replay, the call will be archived at www.hillenbrand.com through February 5, 2008.

ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries is organized into two operating companies serving the health care and funeral services industries.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and workflow information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum in hospitals, extended care facilities and home care settings, to enhance the safety and quality of patient care.
Batesville Casket Company is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products.
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, anti-trust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the potential separation of the Company’s two operating companies, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, competition from nontraditional sources in the funeral services business, volatility of the Company’s investment portfolio, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2006. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Quarterly Periods
Condensed Statement of Earnings	1Q07	4Q06	3Q06	2Q06	1Q06
Net revenues
Health Care sales	$210.8	$258.0	$199.8	$209.5	$195.3
Health Care rentals	110.2	99.2	104.5	105.5	116.5
Funeral Services sales	162.2	163.3	165.0	180.6	165.7

Total revenues	483.2	520.5	469.3	495.6	477.5
Cost of revenues
Health Care cost of goods sold	122.4	144.0	117.0	122.0	118.1
Health Care rental expenses	53.2	53.5	53.7	54.8	55.2
Funeral Services cost of goods sold	93.4	92.8	96.2	104.9	100.9

Total cost of revenues	269.0	290.3	266.9	281.7	274.2
Gross profit
Health Care sales	88.4	114.0	82.8	87.5	77.2
Health Care rentals	57.0	45.7	50.8	50.7	61.3
Funeral Services	68.8	70.5	68.8	75.7	64.8

Total gross profit	214.2	230.2	202.4	213.9	203.3
As a percentage of sales	44.3%	44.2%	43.1%	43.2%	42.6%

Operating expense	135.1	132.3	127.1	137.0	132.7
As a percentage of sales	28.0%	25.4%	27.1%	27.6%	27.8%

Litigation credit (charge)	—	—	2.3	—	—

Special charges, net	—	(2.9)	(0.1)	—	(2.4)

Other income/(expense)	3.1	1.0	2.9	7.7	9.8

Income tax expense	30.3	28.7	29.3	30.1	29.4

Income from continuing operations	51.9	67.3	51.1	54.5	48.6

(Loss) from discontinued operations	—	—	—	—	(0.3)

Net income	$51.9	$67.3	$51.1	$54.5	$48.3

Diluted earnings per share:
Earnings per share from continuing operations	$0.84	$1.09	$0.83	$0.89	$0.79
Earnings per share	$0.84	$1.09	$0.83	$0.89	$0.79

Average common shares outstanding — diluted (thousands)	61,835	61,681	61,610	61,579	61,458

Dividends per common share	$0.2825	$0.2825	$0.2825	$0.2825	$0.2825

Cash Flows from Operations
Cash flow from operations	$101.8	$(148.2)	$103.2	$28.2	$54.3
Capital expenditures	(27.3)	(22.3)	(24.6)	(28.5)	(17.2)

Cash flow from operations less capital expenditures	$74.5	$(170.5)	$78.6	$(0.3)	$37.1

Trailing twelve month cash flow from ops. less capex.	$(17.7)	$(55.1)	$137.5	$67.4	$107.2

Cash, cash equivalents and short term investments	$135.5	$81.9	$255.3	$191.0	$196.1

Shares repurchased (thousands)	—	—	—	—	—

Capital Expenditures
Hill-Rom/Corporate	$25.3	$16.5	$19.1	$24.0	$14.1
Batesville Casket	$2.0	$5.8	$5.5	$4.5	$3.1

Depreciation & Amortization
Hill-Rom/Corporate	$22.1	$22.6	$22.6	$22.6	$23.2
Batesville Casket	$4.3	$4.8	$4.4	$4.3	$4.3

Consolidated Results — Highlights
Revenues

($ In Millions)	Q1 2007	Y/Y Foreign	Q1 2007	Q1 2006	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom:
North America Acute Care	$204.2	$(0.2)	$204.0	$204.0	0.0%
North America Post-Acute Care	45.4	—	45.4	43.3	4.8%
International and Surgical	71.4	(3.6)	67.8	64.5	5.1%

Total Hill-Rom	321.0	(3.8)	317.2	311.8	1.7%

Batesville Casket	162.2	(0.3)	161.9	165.7	-2.3%

Total	$483.2	$(4.1)	$479.1	$477.5	0.3%

Non-GAAP Financial Disclosures and Reconciliations- First Quarter 2007
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

First Quarter	Income from Continuing Operations - 2007			Income from Continuing Operations - 2006
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations — GAAP	$82.2	$30.3	$0.84	$78.0	$29.4	$0.79
Adjustments:
Antitrust litigation	2.2	0.8	0.02	5.2	1.9	0.05
Special/Litigation charges	—	—	—	2.4	0.1	0.04
Net realized gains on investments	(4.2)	(1.0)	(0.05)	(9.1)	(3.4)	(0.09)

Income from continuing operations — Adjusted	$80.2	$30.1	$0.81	$76.5	$28.0	$0.79